CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$315,000	$42.97
Pricing supplement no. 853 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and Product Supplement No. 4-I dated November 14, 2011	Registration Statement No. 333-177923 Dated November 16, 2012 Rule 424(b)(2)
Structured Investments	$315,000 Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks due December 4, 2013
General
•
The notes are designed for investors who seek a return of twice the appreciation of an equally weighted basket of 15 Reference Stocks, up to a maximum return on the notes of 20.00% at maturity.  Investors should be willing to forgo interest and dividend payments and, if the arithmetic average of the Basket Closing Levels on 5 trading days near the end of the term of the notes is less than the Starting Basket Level, be willing to lose some or all of their principal.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing December 4, 2013*
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes priced on November 16, 2012 and are expected to settle on or about November 21, 2012.

Key Terms
Basket:
The Basket consists of 15 common stocks (each, a “Reference Stock” and collectively, the “Reference Stocks”).  The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.

Upside Leverage Factor:	2
Payment at Maturity:
If the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by 2, subject to the Maximum Return.  Accordingly, if the Ending Basket Level is greater than the Starting Basket Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Basket Return × 2), subject to the Maximum Return
If the Ending Basket Level is equal to the Starting Basket Level, you will receive the principal amount of your notes at maturity.
Your investment will be fully exposed to any decline in the level of the Basket.  If the Ending Basket Level is less than the Starting Basket Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)
You will lose some or all of initial your investment at maturity if the Ending Basket Level is less than the Starting Basket Level.
Maximum Return:
20.00%.  For example, if the Basket Return is equal to or greater than 10.00%, you will receive the Maximum Return of 20.00%, which entitles you to the maximum payment at maturity of $1,200 per $1,000 principal amount note.

Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on each of the Ending Averaging Dates
Basket Closing Level:	The Basket Closing Level will be calculated on each Ending Averaging Date as follows: 100 × [1 + sum of (Stock Return of each Reference Stock on that Ending Averaging Date × 1/15)]
Stock Return:	With respect to each Reference Stock on each Ending Averaging Date: Final Stock Price – Initial Stock Price Initial Stock Price
Initial Stock Price:
With respect to each Reference Stock, the closing price of one share of that Reference Stock on the pricing date, divided by the applicable Stock Adjustment Factor, as specified in “The Basket” on page PS-1 of this pricing supplement.

Final Stock Price:	With respect to each Reference Stock, on each Ending Averaging Date, the closing price of one share of that Reference Stock on that date
Stock Adjustment Factor:
With respect to each Reference Stock, set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances.  See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.

Ending Averaging Dates*:	November 22, 2013, November 25, 2013, November 26, 2013, November 27, 2013 and November 29, 2013 (the “Final Ending Averaging Date”)
Maturity Date*:	December 4, 2013
CUSIP:	48126DJA8
*
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” in the accompanying product supplement no. 4-I

Investing in the Capped Return Enhanced Notes involves a number of risks.  See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$10	$990
Total	$315,000	$3,150	$311,850
(1)
The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-48 of the accompanying product supplement no. 4-I.

(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $10.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 16, 2012

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011  This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated November 13, 2012 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

The Basket

The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which each Reference Stock is listed and the Stock Weight of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight	Initial Stock Price*
MCD	McDonald’s Corporation	New York Stock Exchange (NYSE)	1/15	$84.14
CMG	Chipotle Mexican Grill, Inc.	NYSE	1/15	$262.76
EAT	Brinker International, Inc.	NYSE	1/15	$28.82
MJN	Mead Johnson Nutrition Company	NYSE	1/15	$65.97
NFX	Newfield Exploration Company	NYSE	1/15	$24.26
OXY	Occidental Petroleum Corporation	NYSE	1/15	$73.81
PNC	The PNC Financial Services Group, Inc.	NYSE	1/15	$54.34
ESRX	Express Scripts Holding Company	The NASDAQ Stock Market (NASDAQ)	1/15	$52.06
SWK	Stanley Black & Decker, Inc.	NYSE	1/15	$67.41
AAPL	Apple Inc.	NASDAQ	1/15	$527.72
BRCM	Broadcom Corporation	NASDAQ	1/15	$30.47
EMC	EMC Corporation	NASDAQ	1/15	$23.56
GOOG	Google Inc.	NASDAQ	1/15	$647.18
NTAP	NetApp, Inc.	NASDAQ	1/15	$30.24
NEM	Newmont Mining Corporation	NYSE	1/15	$46.14

*Subject to adjustments.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return or payment at maturity on the notes.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical total return or payment set forth below reflects the Maximum Return of 20% and the Starting Basket Level of 100. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00	80.00%	20.00%
170.00	70.00%	20.00%
160.00	60.00%	20.00%
150.00	50.00%	20.00%
140.00	40.00%	20.00%
130.00	30.00%	20.00%
120.00	20.00%	20.00%
115.00	15.00%	20.00%
110.00	10.00%	20.00%
105.00	5.00%	10.00%
102.50	2.50%	5.00%
100.00	0.00%	0.00%
95.00	-5.00%	-5.00%
90.00	-10.00%	-10.00%
85.00	-15.00%	-15.00%
80.00	-20.00%	-20.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% multiplied by 2 does not exceed the Maximum Return of 20%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5% × 2) = $1,100

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 130.  Because the Ending Basket Level of 130 is greater than the Starting Basket Level of 100 and the Basket Return of 30% multiplied by 2 exceeds the Maximum Return of 20%, the investor receives a payment at maturity of $1,200 per $1,000 principal amount note, the maximum payment on the notes.

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80.  Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the Basket Return is negative, and the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -20%) = $800

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-2

Selected Purchase Considerations

•
CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by 2, up to the Maximum Return of 20.00%, for a maximum payment at maturity of $1,200 per $1,000 principal amount note.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 15 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 15 Reference Stocks as set forth under “The Basket” on page PS-1 of this pricing supplement.

•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative.  Your investment will be exposed to loss if the Ending Basket Level is less than the Starting Basket Level.  For every 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose an amount equal to 1% of the principal amount of your notes.  Accordingly, you could lose some or all of your initial investment at maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of 20.00%, regardless of the appreciation in the Basket Closing Level, which may be significant.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes.  See “Executive Overview — CIO Synthetic Credit Portfolio Update,” “Liquidity Risk Management — Credit Ratings” and “Item 4. Controls and Procedures” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-3

value of the notes.  It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of your notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
THE AVERAGING CONVENTION USED TO CALCULATE THE ENDING BASKET LEVEL COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Basket from the pricing date to the Final Ending Averaging Date.  Your ability to participate in the appreciation of the Basket may be limited by the 5-day-end-of-term averaging used to calculate the Ending Basket Level, especially if there is a significant increase in the Basket Closing Level on the Final Ending Averaging Date.  Accordingly, you may not receive the benefit of the full appreciation of the Basket between the pricing date and the Final Ending Averaging Date.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 15 Reference Stocks.  Price movements  and performances in the Reference Stocks may or may not be correlated with each other.  At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline.  Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the value of the other Reference Stocks.  In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes.  There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

•
NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments.  In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.

•
NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks.  We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement.  You should undertake your own investigation into the Reference Stocks and their issuers.  We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks.  We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time.  Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

•
THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-4

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Basket Closing Level on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility in the closing prices of the Reference Stocks;

•	the time to maturity of the notes;

•	the correlation (or lack of correlation) in price movements among the Reference Stocks;

•	the dividend rate on the Reference Stocks;

•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-5

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stocks and the Basket

The graphs contained in this pricing supplement set forth the historical performance of the Reference Stocks from January 5, 2007 through November 16, 2012 (or, with respect to the common stock of Mead Johnson Nutrition Company, from February 13, 2009 through November 16, 2012) as well as the Basket as a whole from February 13, 2009 through November 16, 2012.  The graph of the historical Basket performance assumes the Basket Closing Level on February 13, 2009 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.  We obtained the closing prices in this pricing supplement from Bloomberg Financial Markets, without independent verification.  The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations.  The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on any Ending Averaging Date.  We cannot give you assurance that the performance of each Reference Stock will result in a positive return at maturity.  We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from February 13, 2009 through November 16, 2012.  The following graph assumes the Basket Closing Level on February 13, 2009 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-6

McDonald’s Corporation (“McDonald’s”)

According to its publicly available filings with the SEC, McDonald’s franchises and operates McDonald’s restaurants in the global restaurant industry.  The common stock of McDonald’s, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of McDonald’s in the accompanying product supplement no. 4-I.  McDonald’s SEC file number is 001-05231.

Historical Information Regarding the Common Stock of McDonald’s

The following graph sets forth the historical performance of the common stock of McDonald’s based on the weekly closing price of one share of the common stock of McDonald’s from January 5, 2007 through November 16, 2012.  The closing price of one share of the common stock of McDonald’s on November 16, 2012 was $84.14.

Chipotle Mexican Grill, Inc. (“Chipotle”)

According to its publicly available filings with the SEC, Chipotle operates restaurants throughout the United States, as well as two restaurants in Toronto, Canada and two in London, England.  Chipotle serves a menu of burritos, tacos, burrito bowls and salads, made using fresh ingredients.  The common stock of Chipotle, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Chipotle in the accompanying product supplement no. 4-I.  Chipotle’s SEC file number is 001-32731.

Historical Information Regarding the Common Stock of Chipotle

The following graph sets forth the historical performance of the common stock of Chipotle based on the weekly closing price of one share of the common stock of Chipotle from January 5, 2007 through November 16, 2012.  The closing price of one share of the common stock of Chipotle on November 16, 2012 was $262.76.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-7

Brinker International, Inc. (“Brinker”)

According to its publicly available filings with the SEC, Brinker owns, develops, operates and franchises the Chili’s Grill & Bar and Maggiano’s Little Italy restaurant brands.  The common stock of Brinker, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Brinker in the accompanying product supplement no. 4-I.  Brinker’s SEC file number is 001-10275.

Historical Information Regarding the Common Stock of Brinker

The following graph sets forth the historical performance of the common stock of Brinker based on the weekly closing price of one share of the common stock of Brinker International from January 5, 2007 through November 16, 2012.  The closing price of one share of the common stock of Brinker on November 16, 2012 was $28.82.

Mead Johnson Nutrition Company (“Mead Johnson”)

According to its publicly available filings with the SEC, Mead Johnson is a producer of pediatric nutritional products, with a product portfolio that addresses a range of nutritional needs for infants, children and expectant and nursing mothers.  The common stock of Mead Johnson, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Mead Johnson in the accompanying product supplement no. 4-I.  Mead Johnson’s SEC file number is 001-34251.

Historical Information Regarding the Common Stock of Mead Johnson

The following graph sets forth the historical performance of the common stock of Mead Johnson based on the weekly closing price of one share of the common stock of Mead Johnson from February 13, 2009 through November 16, 2012.  The common stock of Mead Johnson commenced trading on the New York Stock Exchange on February 11, 2009.  The closing price of one share of the common stock of Mead Johnson on November 16, 2012 was $65.97.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-8

Newfield Exploration Company (“Newfield”)

According to its publicly available filings with the SEC, Newfield is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids.  The common stock of Newfield, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Newfield in the accompanying product supplement no. 4-I.  Newfield’s SEC file number is 001-12534.

Historical Information Regarding the Common Stock of Newfield

The following graph sets forth the historical performance of the common stock of Newfield based on the weekly closing price of one share of the common stock of Newfield from January 5, 2007 through November 16, 2012.  The closing price of one share of the common stock of Newfield on November 16, 2012 was $24.26.

Occidental Petroleum Corporation (“Occidental”)

According to its publicly available filings with the SEC, Occidental explores for,develops and produces oil and condensate, natural gas liquids (NGLs) and natural gas; manufactures and markets basic chemicals and vinyls; and gathers, treats, processes, transports, stores, purchases and markets oil, condensate, NGLs, natural gas, carbon dioxide and power.  The common stock of Occidental, par value $0.20 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Newfield in the accompanying product supplement no. 4-I.  Occidental’s SEC file number is 001-09210.

Historical Information of the Common Stock of Occidental

The following graph sets forth the historical performance of the common stock of Occidental based on the weekly closing price of one share of the common stock of Occidental from January 5, 2007 through November 16, 2012.  The closing price of one share of the common stock of Occidental on November 16, 2012 was $73.81.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-9

The PNC Financial Services Group, Inc. (“PNC”)

According to its publicly available filings with the SEC, PNC is a diversified financial services with businesses engaged in retail banking, corporate and institutional banking, asset management, and residential mortgage banking.  The common stock of PNC, par value $5.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of PNC in the accompanying product supplement no. 4-I.  PNC’s SEC file number is 001-09718.

Historical Information Regarding the Common Stock of PNC

The following graph sets forth the historical performance of the common stock of PNC based on the weekly closing price of one share of the common stock of PNC from January 5, 2007 through November 16, 2012.  The closing price of one share of the common stock of PNC on November 16, 2012 was $54.34.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-10

Express Scripts Holding Company† (“Express Scripts”)

According to its publicly available filings with the SEC, Express Scripts is a full-service pharmacy benefit management company that provides healthcare management and administration services on behalf of its clients which include health management organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs.  Express Scripts was formed through the merger of Express Scripts, Inc. and Medco Health Solutions, Inc. on April 2 2012 under a new holding company named Aristotle Holding, Inc., which was renamed Express Scripts Holding Company concurrently with the consummation of the merger.  The common stock of Express Scripts commenced trading on The NASDAQ Stock Market on April 2, 2012.  The historical performance shown below for periods prior to April 2, 2012 is for the common stock of one share of Express Scripts, Inc., as adjusted for the merger by Bloomberg.The common stock of Express Scripts, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Express Scripts in the accompanying product supplement no. 4-I.  Express Scripts’ SEC file number is 001-35490.

Historical Information Regarding the Common Stock of Express Scripts

The following graph sets forth the historical performance of the common stock of Express Scripts based on the weekly closing price of one share of the common stock of Express Scripts Inc. (as adjusted for the merger) from January 5, 2007 through March 30, 2012 and the weekly closing prices of one share of the common stock of Express Scripts from April 6, 2012 through November 16, 2012.  The closing price of one share of the common stock of Express Scripts on November 16, 2012 was $52.06.

† The historical performance shown below for periods prior to April 2, 2012 is for the common stock of one share of Express Scripts, Inc., as adjusted for the merger by Bloomberg.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-11

Stanley Black & Decker, Inc. (“Stanley Black & Decker”)

According to its publicly available filings with the SEC, Stanley Black & Decker is a diversified global provider of power and hand tools, mechanical access solutions (i.e., automatic doors and commercial and residential locking systems), electronic security and monitoring systems and products and services for various industrial applications.  The common stock of Stanley Black & Decker, par value $2.50 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Stanley Black & Decker in the accompanying product supplement no. 4-I.  Stanley Black & Decker’s SEC file number is 001-05224.

Historical Information Regarding the Common Stock of Stanley Black & Decker

The following graph sets forth the historical performance of the common stock of Stanley Black & Decker based on the weekly closing price of one share of the common stock of Stanley Black & Decker from January 5, 2007 through November 16, 2012.  The closing price of one share of the common stock of Stanley Black & Decker on November 16, 2012 was $67.41.

Apple Inc. (“Apple”)

According to its publicly available filings with the SEC, Apple designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications.  The common stock of Apple, no par value, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Apple in the accompanying product supplement no. 4-I.  Apple’s SEC file number is 000-10030.

Historical Information Regarding the Common Stock of Apple

The following graph sets forth the historical performance of the common stock of Apple based on the weekly closing price of one share of the common stock of Apple from January 5, 2007 through November 16, 2012.  The closing price of one share of the common stock of Apple on November 16, 2012 was $527.72.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-12

Broadcom Corporation (“Broadcom”)

According to its publicly available filings with the SEC, Broadcom is a provider of semiconductor solutions for wired and wireless communications.  The Class A common stock of Broadcom, par value $0.0001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Broadcom in the accompanying product supplement no. 4-I.  Broadcom’s SEC file number is 000-23993.

Historical Information Regarding the Class A Common Stock of Broadcom

The following graph sets forth the historical performance of the Class A common stock of Broadcom based on the weekly closing price of one share of the Class A common stock of Broadcom from January 5, 2007 through November 16, 2012.  The closing price of one share of the Class A common stock of Broadcom on November 16, 2012 was $30.47.

EMC Corporation (“EMC”)

According to its publicly available filings with the SEC, EMC provides a foundation for organizations to store, manage, protect, analyze and secure large amounts of information within traditional data centers, virtual data centers and cloud-based IT infrastructures and provides virtualization and virtualization-based cloud infrastructure software products.  The common stock of EMC, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of EMC in the accompanying product supplement no. 4-I.  EMC’s SEC file number is 001-09853.

Historical Information Regarding the Common Stock of EMC

The following graph sets forth the historical performance of the common stock of EMC based on the weekly closing price of one share of the common stock of EMC from January 5, 2007 through November 16, 2012.  The closing price of one share of the common stock of EMC on November 16, 2012 was $23.56.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-13

Google Inc. (“Google”)

According to its publicly available filings with the SEC, Google is a global technology company, and its business is focused around the following areas: search, advertising, operating systems and platforms, and enterprises.  The Class A common stock of Google, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Google in the accompanying product supplement no. 4-I.  Google’s SEC file number is 000-50726.

Historical Information Regarding the Common Stock of Google

The following graph sets forth the historical performance of the Class A common stock of Google based on the weekly closing price of one share of the Class A common stock of Google from January 5, 2007 through November 16, 2012.  The closing price of one share of the Class A common stock of Google on November 16, 2012 was $647.18.

NetApp, Inc. (“NetApp”)

According to its publicly available filings with the SEC, NetApp is a provider of storage systems and data management solutions.  The common stock of NetApp, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange in the accompanying product supplement no. 4-I.  NetApp’s SEC File number is 000-27130.

Historical Information Regarding the Common Stock of NetApp

The following graph sets forth the historical performance of the common stock of NetApp based on the weekly closing price of one share of the common stock of NetApp from January 5, 2007 through November 16, 2012.  The closing price of one share of the common stock of NetApp on November 16, 2012 was $30.24.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-14

Newmont Mining Corporation (“Newmont”)

According to its publicly available filings with the SEC, Newmont is primarily a gold producer with significant operations and/or assets in the United States, Australia, Peru, Indonesia, Ghana, New Zealand and Mexico.  The common stock of Newmont, par value $1.60 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange in the accompanying product supplement no. 4-I.  Newmont’s SEC File number is 001-31240.

Historical Information Regarding the Common Stock of Newmont

The following graph sets forth the historical performance of the common stock of Newmont based on the weekly closing price of one share of the common stock of Newmont from January 5, 2007 through November 16, 2012.  The closing price of one share of the common stock of Newmont on November 16, 2012 was $46.14.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments — Capped Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-15